Exhibit 99.4
FLEXSHOPPER, INC.
REPORTS FIRST QUARTER 2014 RESULTS AND ACCELERATING LEASE ORIGINATIONS

Boca Raton, FL (May 15, 2014) - FlexShopper, Inc. (OTCQB Symbol: FPAY) announced today its results of operations for the quarter ended March 31, 2014. For the quarter ended March 31, 2014, lease revenues were $103,921. FlexShopper began originating lease-to-own transactions of durable goods in late December 2013 and, therefore, had no revenues for the comparable period of 2013. FlexShopper originated 765 leases in the first quarter of 2014, its first quarter of meaningful operations in its new business. FlexShopper’s current lease portfolio is in excess of 1,700 leases.

FlexShopper had a net loss from continuing operations of $1,201,375 for the quarter ended March 31, 2014. The net loss is primarily the result of operating expenses of $1,061,787 associated with starting and operating the new FlexShopper business.

In December 2013, FlexShopper announced that it is actively pursuing the sale of its Anchor Funding Services business. On April 30, 2014, a definitive agreement was entered into to sell the Anchor assets and the transaction should be completed in May 2014. The sale of these assets is expected to provide additional liquidity and capital resources to fund the company’s new FlexShopper business. As described in the company’s Form 10-Q, the company is in the process of seeking to complete a private placement offering of $8 million with an adjusted maximum of $9.6 million. Contemporaneously with the private placement offering, two of the company’s founders, officers and/or directors have made an investment of $1 million into FlexShopper at the same price and terms per share as the shares sold in the private placement offering. The aforementioned transactions are expected to provide substantial liquidity and capital resources for the company to purchase durable goods pursuant to lease-to-own transactions and to support the company’s current general working capital needs.

Brad Bernstein, President, stated, “We are pleased with our month over month growth in lease originations that we are experiencing since our launch. We are also pleased that in 2014 we have already launched our LTO technology across two sales channels: 1) serving as the financial and technology partner for durable goods retailers and 2) selling directly to consumers via our online LTO Marketplace featuring thousands of durable goods. Our third sales channel, a patent pending LTO payment method at check out on e-commerce sites will also launch this year. We are positioning ourselves as the only platform that can provide retailers and e-tailers that sell furniture, electronics, computers, appliances and other durable goods with three ways of increasing their sales: in the store, online and on our marketplace. We enable merchants to sell to more than 50 million consumers that don't have sufficient credit or cash to buy from them. In addition, there's no risk to the merchant because FlexShopper pays the merchant. The consumer wins also because they can ultimately shop online for what they want, where they want. We believe the market for our services is over $20 billion."

About FlexShopper
FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY) is a financial and technology company that provides the technology for retailers and etailers to enter into lease to own (LTO) transactions with consumers that want to obtain durable goods, but do not have sufficient cash or credit. FlexShopper also funds the LTO transactions by paying merchants for the goods and collecting from consumers under an LTO contract.

Management believes that the introduction of FlexShopper's LTO programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces. FlexShopper and its online LTO products will provide consumers the ability to acquire durable goods, including electronics, computers and furniture, on an affordable payment, lease basis. Concurrently, etailers and retailers that work with FlexShopper may substantially increase their sales by utilizing FlexShopper's online channels to connect with consumers that want to acquire products on an LTO basis.

Forward-Looking Statements
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:
FlexShopper, Inc.
Morry F. Rubin
Co-Chairman & CEO
561-353-1349
Morry.Rubin@flexshopper.com

Brad Bernstein, CPA
President & CFO
561-367-1504
Brad.Bernstein@flexshopper.com